Exhibit 99.1

CONTENTS
CALL PARTICIPANTS	1
PRESENTATION	2
QUESTION AND ANSWER	7

PFSweb Inc. NasdaqCM:PFSW

FQ1 2015 Earnings Call Transcripts

Monday, May 11, 2015 9:00 PM GMT

Call Participants

EXECUTIVES

Michael C. Willoughby

Chief Executive Officer and Director

Thomas J. Madden

Chief Financial Officer and Chief

Accounting Officer

ANALYSTS

George Frederick Sutton

Craig-Hallum Capital Group LLC,

Research Division

Josh Goldberg

G2 Investment Partners Management

LLC

Mark Nicholas Argento

Lake Street Capital Markets, LLC,

Research Division

R. Scott Tilghman

B. Riley Caris, Research Division

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Presentation

Operator

Good day, and thank you for participating in today’s conference call to discuss PFSweb’s financial results for the first quarter ending March 31, 2015. Joining us today are PFSweb’s CEO, Mr. Mike Willoughby; and the company’s CFO, Mr. Tom Madden. Following their remarks, we’ll open the call up for your questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call, other than historical facts, are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and may involve and are subject to risks and uncertainties and other factors that may affect PFSweb’s business financial condition and operating results, which include, but are not limited to, the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the Securities and Exchange Commission to which your attention is directed.

Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.

During the call, we may also present certain non-GAAP financial measures such as the EBITDA, adjusted EBITDA, non-GAAP net income, service fee equivalent revenue, merchandise sales and certain ratios that use these measures in our press release with the financial tables issued earlier today, to which your attention is directed on our website at pfsweb.com. You can find our definition of these non-GAAP financial measures, our reconciliation of these non-GAAP financial measures with the closest GAAP measures and the discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of investors and should be considered in addition to and not instead of GAAP measures.

I would like to remind everyone that this call will be available for replay through May 25, 2015, starting at 8 p.m. Eastern Standard Time this afternoon. A webcast replay will also be available via the link provided in today’s press release as well as available on the company’s website at www.pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the express written consent of PFSweb, Inc. is strictly prohibited.

Now I would like to turn the call over to the Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Sir, please go ahead.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Shannon, and good afternoon, everyone. As you saw earlier this afternoon, we issued a press release announcing our results for the first quarter ended March 31, 2015. Following a strong finish to 2014, we experienced another record quarter. The first quarter of 2015 was a Q1 record for both service fee equivalent revenue and adjusted EBITDA performance. These results were driven by our consistent execution for our existing and new clients, including the continued momentum in our digital agency and technology services areas. Both our top and bottom lines were supplemented by new project wins that were significantly aided by our 2 acquisitions from last year, both of which enhanced our higher-margin professional services capabilities.

Before commenting further, I’d like to turn the call over to Tom to discuss our financial results. And then following Tom’s remarks, I’ll return to discuss some additional highlights, provide a business development overview and then open the call for your questions. Tom?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Thank you, Mike, and good afternoon, everyone. As Mike indicated, I’ll spend some time providing additional color on the first quarter results reported earlier today as well as our outlook for 2015. Before doing so, I’d like to remind everyone, especially newcomers to the PFSweb story, that when we provide discussions about our financial results, we often discuss our service fee equivalent revenue performance. This non-GAAP metric is calculated by taking our service fee revenues, which is the primary business activity we perform and adding the gross profit on our product revenue businesses, so that both businesses can be measured on a similar service fee basis.

With that as a backdrop, let’s quickly review the first quarter numbers.

On an overall basis, we are very pleased with our March 2015 financial performance. It was a good way to start the year. Our first quarter service fee equivalent revenue increased to a record Q1 level of $37.7 million, an increase of 31% compared to the same quarter last year. The increase was partially due to the benefit from new and expanded client relationships, including the United States Mint, which started in the second half of 2014.

Many of our clients once again experienced strong activity during the March quarter, with our business-to-consumer clients who have been with us for more than 1 year realizing in total more than 20% year-over-year growth in their gross merchandise revenue. Our service fee equivalent revenue increase also included the benefit from the REV and LiveAreaLabs acquisitions, both of which occurred in September 2014.

As a reminder, because of the integration of the REV and LiveAreaLabs business units into our overall business activity, we won’t be reporting a separate revenue contribution from these business units. Our service fee gross margin in the first quarter of 2015 was 31.5% compared to 30.4% last year. This 110 basis points increase was driven by a higher proportion of professional and technology services, which is largely the result of our acquisitions of REV and LiveAreaLabs. We continue to target overall gross margin on our service fee revenue to range between 25% to 30% for the year, with an objective to be at the high end of this range.

This quarter’s performance is slightly ahead of the top end of this targeted range. Note, however, that due to the expected higher mix of service fee revenue in the fourth quarter of this calendar year coming from lower-margin infrastructure services, we expect that the gross margin overall in that quarter will be somewhat lower than the other quarters during the year. As such, we continue to target to be at the upper end of the 25% to 30% range for the entire calendar year period but may have some variability during the quarters based on the split of infrastructure work versus professional services and technology-related work.

SG&A expenses during the first quarter were $13.6 million compared to $11 million in the year-ago quarter. As a percentage of revenue, SG&A was 21.3% compared to 19.3% in the prior year, with the increase primarily attributable to the impact of the new REV and LiveAreaLabs related SG&A costs, and a planned increase in sales and marketing.

On our last few calls, we’ve been discussing the plan to increase our sales and marketing expenses in order to drive further growth. While certain of these incremental items are reflected in our March quarter results, we do plan further increases in this area as we look out the rest of the year. In addition, we expect our noncash stock compensation expense to increase further in the remainder of calendar year 2015 as a result of the timing and nature of our various incentive programs.

Total stock compensation is estimated to range between $4 million to $5 million for calendar year 2015 but is dependent upon our share price activity as well as our financial performance.

In January, we announced plans to relocate our Manila operation to our Bangalore, India location. This relocation builds upon our presence in India gained through the acquisition of REV Solutions. The relocation was completed in March,

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and we are very pleased with the various cost and operational benefits received from this move. We also continue to incur expenses related to our integration efforts of the REV and LiveAreaLabs acquisitions as well as the expected costs applicable to earnouts and certain other restructuring activities.

During the March 2015 quarter, we incurred a total of approximately $0.8 million in acquisition and restructuring-related costs applicable to these efforts. These items are excluded from our adjusted EBITDA results.

With all this taken into account, our adjusted EBITDA in the first quarter increased to a record Q1 performance of $3.7 million, an increase of 66% compared to the prior year quarter. As a percentage of service fee equivalent revenue, adjusted EBITDA increased 210 basis points to 9.9% compared to 7.8% in the year-ago quarter.

In our financial targets, we often discuss the objective that as we grow, we are looking to drive increased leverage in the business and generate an improved adjusted EBITDA to service fee equivalent revenue percentage. We are pleased our results for this quarter reflect that improvement.

One of the other important items to note is that the comparable results this quarter were impacted by the foreign currency headwinds that many companies have faced so far this year, applicable to the weak euro and Canadian dollar. Our international operations represents approximately 20% of our overall service fee equivalent revenue activity, so we are impacted here as well. While we have considered the current exchange rate fluctuations in our previously disclosed 2015 guidance, our service fee revenue and adjusted EBITDA were negatively impacted this quarter by approximately $2 million and $0.2 million, respectively, as compared to the rates from the March 2014 quarter. So our first quarter performance compared to the prior year was actually even stronger on a local currency basis.

We will continue to closely monitor the impact of the foreign currency fluctuations and their impact to our overall financial results.

Now turning to the balance sheet. At March 31, 2015, cash and cash equivalents totaled $14.8 million compared to $18.1 million at December 31, 2014. Total debt was $14.1 million compared to $10.9 million at the end of 2014. As such, our net cash-to-debt position was approximately $0.7 million compared to $7.2 million at December 31, 2014, with the decrease primarily due to the timing of various vendor payments and client-related remittances. If you recall, we have stated previously that our cash balance includes a certain level of benefit from the timing of certain cash collections received by PFSweb from clients’ customers that are then later remitted to our clients. This benefit was lower at the end of March than at the end of our seasonally high December quarter.

Our March 2015 cash balance was also impacted somewhat by foreign currency rates.

Now let’s review our 2015 outlook. At this time, we are reiterating our previously communicated targets with 2015 service fee equivalent revenue expected to range between $160 million and $170 million, reflecting an increase of 15% to 22% from 2014. We also maintain our adjusted EBITDA target to range between $16 million and $18 million, which reflects an increase of 17% to 32% from 2014.

For our product revenue business, we continue to expect a decline of approximately 20% compared to 2014. And our gross margin on product sales is estimated to be approximately 5%. Our 2015 guidance does not include the impact of potential future acquisitions. Also, we continue to expect our 2015 results will be the strongest in the latter part of the year, as it will incorporate the strong seasonal activity of most of our B2C clients as well as the benefit of new client additions.

However, one important to consider in conjunction with this earnings guidance. As we’ve discussed previously, our largest service fee client is now the U.S. Mint, which is expected to contribute nearly $17 million to $20 million of service fee revenue per year. Unlike many of our other business-to-consumer client relationships, the U.S. Mint does not generally have a large December quarter spike, but instead the service fees we earn from them are expected to be more evenly allocated throughout the year, depending on the timing of their larger coin drops. We believe this is a positive for

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us, as it allows us to better manage the business during our non-holiday season periods. But it also impacts the expected quarterly results of our business, as we do not anticipate the fourth quarter to spike up on a comparable basis to prior quarters as much as it has in the past.

This concludes my prepared remarks. Now I’ll turn the call back over to Mike for some further comments on the recently completed quarter as well as an overview of business development highlights and closing remarks. Mike?

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Tom. As you can see, I’m very pleased with the financial and operational performance during the first quarter. And we continue to perform at a very high level for our clients, as we strive for 100% referenceability across our ongoing client engagements. We also continue to increase the value proposition of our services as we further enhance the stickiness of our service offering with our clients.

To that end, we continue to benefit from our recent acquisitions, coming across specific engagements in our pipeline that would not have been possible without these acquisitions, including some of our recent wins. I believe these incremental opportunities help validate our acquisition strategy and demonstrate the success of our land-and-expand sales strategy and lead us to believe that the volume of incremental sales opportunities should accelerate as we seek to add additional support for new software platforms and strengthen our presence in other geographies outside the U.S.

Moving on to our new business sales pipeline. Starting with our last conference call, we began disclosing new bookings for both project work as well as engagements with recurring revenue streams. For — as a reminder, a booking is a contractual engagement to begin work for a client within any or all of our service segments. The engagement may be formalized by any one of a number of contractual mechanisms, but in order to be considered a booking, the engagement must require us to deliver services to a client and the client to compensate us for those services. The engagements should also be for incremental services and not normal course of business service projects, such as postponed manufacturing work, value-add service projects in one of our DCs or call center support for a special flash sale event, as examples.

In addition to disclosing the number of bookings each quarter, we will estimate the lifetime contract value based on client-provided information and the expected length of the contract. We use the term lifetime contract value as a reference to cumulative gross service fee revenue we expect to earn over the expected life of the contract. As we disclose this information, please understand that the estimated lifetime contract values are based on client projections, which often change, and in any case, may not be achieved. We provide this information so that you can have a better understanding of our business, but we don’t assume any obligation to update any information and there may be circumstances in which we are unable to disclose bookings or lifetime contract value.

That said, since our last call, we booked 4 new recurring revenue services contracts worth a total of $31.4 million in lifetime contract value. This is in addition to the 3 new recurring contracts we announced on our last call, which had a lifetime contract value of $32.8 million. On a cumulative basis, we’ve won 7 new recurring revenue engagements, worth about $64 million in lifetime contract value over the past several months. The largest of these new engagements is the call center expansion for a longtime consumer packaged goods client. Under this agreement, we will be providing branded call center services for 10 of this client’s brands. We expect this engagement to go live in Q4 of this year with an expected contract length of 5 years.

Next, we signed a new client infrastructure services contract with a cosmetics beauty brand to provide order management, financial services, customer care and order fulfillment services. We also signed an additional contract with this client to provide various digital agency services. This type of client engagement is a great example of how our expanded service offering helps us to expand a client relationship even within the sales cycle by adding higher-margin services to a contract, which enhances our long-term client relationship. We expect this engagement to go live in Q4 of this year with an expected contract length of 5 years.

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We also signed 2 recurring revenue services engagements this past quarter to provide custom solutions in the European market. One of these client wins was an end-to-end engagement for a European-based watch and accessories brand manufacturer. We are developing a solution complete with a website build for 11 countries, integrating with our BPO services, to give this brand its first direct-to-consumer e-commerce shopping experience. We expect this engagement to go live in Q3 of this year with an expected contract length of 3 years.

We also signed an infrastructure services agreement to provide order fulfillment and multilingual call center services for a leading performance sports goods apparel brand. We’ve been very excited to see growth in the performance apparel and sporting goods product segments of our client portfolio over the past 18 months. We expect this engagement to go live in Q2 of this year with an expected contract length of 3 years. We hope to announce the names of these clients after their solutions go live later this year. However, as in the past, we may not always receive permission to disclose client identities in our press.

Now I’d like to comment on a recurring revenue services launch that occurred since our last call. On that call, we announced the signing of a new engagement with an existing European client to expand into the U.S. with an end-to-end solution. I’m pleased to announce that this existing client is Pandora Jewelry, and the new U.S. site is now live. Two weeks ago, Pandora announced our relationship in a press release, and we’re very excited to share this news with you.

To reiterate some of my previous comments, this win serves as a great example of our ability to cross-sell current clients on our expanded service offering across multiple business segments and geographies.

In addition to our recurring revenue services engagements, we booked 4 new projects worth about $1 million in revenue since our last call. Services projects such as these are typically less than 1 year in expected contract length. Two of these projects are a system integration and website build projects on the Demandware commerce platform. The first build is for a Western wear apparel and accessories retailer that will go live in Q3 of 2015 and the second is a women’s apparel brand based in the Midwest and is scheduled to go live in Q1 of 2016.

In addition, this contract includes design services provided by our LiveAreaLabs digital agency. We hope to announce the names of these new clients after their sites go live.

Combined with the project wins announced on our last call, we’re now up to 18 new projects worth about $4 million in revenue in 2015. Please note that we had begun referring to our global portfolio as engagements. This can be defined as a single ongoing e-commerce operation for a single brand with a recurring revenue stream from any of our services segments. Today, we currently have approximately 115 active client engagements to provide services from our digital agency, technology or infrastructure services segments. These are separate from the onetime projects that I just mentioned that were booked in this quarter.

As we seek to continue to drive growth and take market share in 2015, we plan to build upon last year’s acquisitions through our land-and-expand strategy as well as through strong channel partnerships that we’ve developed over the last several years. In fact, just last month, we were named Demandware’s 2014 Sales Partner of the Year, which further validates the success of our various go-to-market strategies.

And as it relates to strategic partnerships and in continuance of our efforts to make investments that bring in material value to our business, we have recently hired a Vice President of Partnerships and Alliances. His name is John Huntington. John brings a tremendous amount of industry experience, most recently with eBay Enterprise, of building and managing best-in-class global partnership programs within the commerce ecosystem. We look forward to expanding and further monetizing our strategic partnerships going forward to achieve our growth goals.

Given our multiple growth initiatives and our consistent execution, we expect to have another record year of performance in 2015.

And with those comments, at this time, Tom and I would like to open up the call for a question-and-answer session. Shannon?

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Question and Answer

Operator

[Operator Instructions] And our first question comes from George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

So Mike, as we look at the pipeline that you see today versus the pipeline you saw even a year ago, can you talk about the breadth of opportunities you’re seeing in this context? You’ve added additional professional service capabilities. You are now multi-platform versus singular platform. You’ve expanded your geographic presence and you have a larger sales force. In the context of those different drivers, can you talk about where the pipeline sits today versus then and where that’s coming from?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So one thing that is very clear if you look at our pipeline, and I hope is reflected in what you’ve seen in our bookings announcements over the past 2 quarters, is just the vibrant project component of our pipeline. The projects that we are seeing in our pipeline to help clients design, strategize and implement websites on top of the platforms that we’re supporting, that — the size of that pipeline is much different than it would have been a year ago, with many more opportunities. And I think that’s reflected in the bookings. You noticed on today’s project bookings that I referred to more implementations on the Demandware commerce platform, which continues to obviously be a very strong partnership for us. We continue to see a lot of opportunities in our pipeline to partner with Demandware to onboard clients. But I would say that we’re also starting to see some traction in our pipeline with our Oracle relationship as well. My hope would be, over the next couple of quarters, to begin seeing some partnership announcements around new implementations on the Oracle platform and certainly some announcements of recurring revenue stream opportunities as we engage to provide managed services on the Oracle platform. And so while we haven’t yet talked too much about it with regard to bookings, I think the efforts that we’re putting in and the efforts that Travis is helping with, with his experience within that platform space are starting to bear fruit in the early and mid-stages of our pipeline. Now you’ve also seen, I think, some pretty strong bookings around recurring revenue, which is a variety of end-to-end opportunities as well as traditional or BPO engagements that we have. So we continue to be encouraged with the leads that are coming into our pipeline there. I would categorize it as fairly typical of what we’ve seen in the last year or 2 as far as end-to-end opportunities. But we are starting to see some follow-on opportunities that are evidence of the land-and-expand approach really working. I mentioned today one that really transformed during the sales cycle where we picked up some agency services that we would certainly not have been in a position to engage for. We’ve seen that a couple of different times going all the way back to Canada Goose last year, where that expansion and engagement actually occurred within the sales cycle. But we also are seeing opportunities in our pipeline and in our bookings where we’ve been able to go to current PFSweb clients with our new capabilities, where we’re going to former LiveAreaLabs or REV clients with our expanded solution set and starting to see value in the pipeline that comes from this expanded service offering, specifically from that expanded service offering, where we can actually tie a new lead or opportunity or even booking to the enhanced capabilities that we have. So it’s not even 6 months into the year. We’re probably about halfway through, what we would call, the active selling season from a direct-to-consumer perspective. If I look at the pipeline, it certainly gives me encouragement that we’re going to be in a position to reaffirm the guidance that we have for 2015 and support the goals that we have at this time.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Super. I apologize for the multi-tier question. A simpler question for Tom. With the move to Bangalore, what — how much of that impact have we seen in the numbers thus far from a cost perspective? How much is yet to be seen?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

There was some benefit during the March quarter. But because the restructuring activity really occurred during that time frame, we didn’t get a full quarter of benefit. We would expect to see more of that start rolling in — into the Q2 time frame. Yes, and again, we had anticipated and had foreseen that anticipated activity part of providing our guidance for 2015. So some of that savings is already reflected in our bottom line guidance that we’ve provided.

Operator

[Operator Instructions] And we move next to Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

My first question was, could you talk a little bit about the trends you’re seeing in terms of same customer growth or GMV growth for kind of existing customers? Trying to get a feel for the velocity and growth in that core part of the business?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

Okay. So I provided some commentary in my section of the call earlier. But the — for our B2C clients that have been with us for over a year, so I kind of look at it as a same-store sales-type approach. They had over 20% growth on a year-over-year basis in their gross merchandise value product sold through their sites. So good strong growth for them. One of the things to remember as we go forward, while we continue to experience a lot of good activity with those clients, the U.S. Mint activity will — once we get to the kind of anniversary of that event — or that client coming on board, we don’t expect in the near term, anyway, the growth activity of that particular client to continue at that 20% level. They’re obviously, as we’ve talked about previously, nearly $500 million a year business and they don’t experience those types of growth characteristics in their business on a year-over-year basis. But we’re continuing to see for the other B2C clients that we have to see good strong growth in their e-commerce initiatives.

Michael C. Willoughby

Chief Executive Officer and Director

Yes, and Mark, I would think that, that would further be magnified by some of the geographic expansion opportunities that we’re seeing with our current clients. It doesn’t show up as organic growth, obviously. But if you look at an opportunity like Pandora, which we on-boarded and grew from 0 sales over in Europe over the past couple of years and did a good enough job to be selected to onboard them on the U.S. side as well and now have the opportunity to see the growth there. It’s really exciting to see the vote of confidence coming from our current clients to not only support the growth in one geography but across. And that’s obviously in addition to sort of these land-and-expand opportunities. So lots of reason to be optimistic with our — the value that we can get from our current clients.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Have you seen — have you been able to cross-sell any of the LiveAreaLabs or REV Solutions to your existing customer base at this point?

Michael C. Willoughby

Chief Executive Officer and Director

Absolutely. As I indicated in my comments, several of the recent wins are a direct result of those additional capabilities being sold to our current PFSweb clients. And we’ve also seen not only leads in our pipeline, but some successful project engagements from taking the PFSweb capabilities to former LiveAreaLab and REV clients as well. Based on what I’m seeing in the pipeline, I would hope over the next few quarters to have some additional examples of that and hopefully even some wins that we can name. But the thesis behind the acquisitions around revenue synergies, I think we’ve absolutely been seeing both in the pipeline and in some of those recent wins.

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Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Great. And just turning to the — I think you mentioned in the prepared remarks 113 client engagements currently. Do you have a number that we can juxtapose that from like the year-ago period by chance?

Michael C. Willoughby

Chief Executive Officer and Director

Yes. So the number we quoted was 115. Since we kind of redefined the definition there based on some of these professional services-type engagements, I’m not sure there’s a direct correlation between what we have been saying before. We would have talked about, I guess, some BPO-type engagements or end-to-end engagements that were 80 total and something like half of those being End2End. So this is really meant to give a better picture of our business today, with just a variety of kind of a la carte engagements that we have going on as well as a mix of what looks like a more traditional end-to-end model. So — what — we’ll want to start doing the comparison going forward based on the baseline that we’ve established here.

Mark Nicholas Argento

Lake Street Capital Markets, LLC, Research Division

Got you, all right. Last question, just so I understand the foreign currency, the FX headwind. Tom, you had said it was — was it $2 million in gross revenue that impacted the quarter if you use the constant currency from a year ago?

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

$2 million in service fee equivalent revenue.

Operator

Our next question comes from Scott Tilghman with B. Riley.

R. Scott Tilghman

B. Riley Caris, Research Division

I have 2 questions for you, just following on some of the ones that have been asked before. First, with eBay planning its split and a lot of chatter around the standards for Enterprise to be split out. Are you seeing any change on the competitive dynamic either from them or from others in the marketplace?

Michael C. Willoughby

Chief Executive Officer and Director

Well, Scott, I certainly think that it has an effect on our competitive environment. I think that as we continue to stay in touch with clients that we know are with many of our competitors, we hear concern about the stability of some of those competitors and obviously, for us, to be on a strong trend of high execution with our clients and doing a good job for our clients and the referenceability rate that we have. I think we like the position that we have in our competitive space. That probably translates into opportunity most in the professional services side of our pipeline, where you might help to re-platform somebody off of a competitive technology platform, for instance, or pick up a digital agency engagement. Those are probably the easiest to disengage. And there certainly are examples even in the bookings I just mentioned, where we have a technology engagement that is in a re-platforming from one of our competitors. So that’s probably where the value is most easily seen. In the near term, helping a client disengage from an end-to-end engagement with a competitor is a lengthy process and it’s not an immaterial project for them to take on. So it could be 6 to 12 months

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before we really start to see an impact in the late stages of our pipeline or in wins coming out of a struggling competitor. But we do see an opportunity and we certainly think that, for us, continuing to execute at a high level is the very best way for us to capitalize on the opportunity. We’ll also be continuing to apply our sales and marketing bandwidth to appropriately target opportunities in our market, including those with current competitors. So it’s just really good to be in a position of strength at this time.

R. Scott Tilghman

B. Riley Caris, Research Division

That’s helpful. The second thing I wanted to ask is the — really the rationale behind the clients that have chosen to sign up. It seems like everybody has at least some sort of an e-comm presence today, some better than others. Are they looking to upgrade their programs, to outsource their programs? I know in a few cases, it’s to move across geographic borders. But I was wondering if you could maybe sort of broad stroke the primary reason for those wins.

Michael C. Willoughby

Chief Executive Officer and Director

Sure. I would say that the reasons behind the engagement that our clients have with us continues to look similar to what it would have been, say, a year or so ago, and it’s amazing how many opportunities we continue to see where somebody does not have an e-commerce presence today. A couple that I mentioned in our bookings are examples of that. Obviously, Pandora is an example of a strong brand but they had no e-commerce presence in Europe or in the U.S. prior to us helping them to launch those sites. There are an amazing number of cases where that continues to be the case, not only with new brands that are being incubated and getting traction but also luxury and prestige brands that have chosen — simply chosen not to go direct at this time. I think the last time I saw a statistic coming out of one of the research analysts was that there’s still less than 50% of the luxury segment that has their own direct-to-consumer site. So I still think there’s a lot of opportunity, particularly in that area, to pick up new wins. But if there are clients that have a website today, we are still probably seeing about half of those that are re-platforming from an existing effort and maybe that they have an in-house solution that’s on a smaller platform that they’re trying to operate that with in-house capabilities and as it scales up, they’re simply running out of gas. My guess is that about half or so of opportunities continue to be of that type, where they’re just — they’re successful, they’re scaling up and they need to outsource to somebody who has the ability to support them with that scale, especially during the holiday. And then I would guess that about 1/2 or so of the remainder are opportunities where somebody is with a full-scale competitor and they’re moving away from that, either with the entire engagement or with — part of the service offering. And so we have the opportunity to pick up a competitive win. But it is a little difficult to characterize the entire pipeline because people are coming from so many different perspectives as they engage with us. And one of the great things about kind of our a la carte strategy is that regardless of where a client is in their life cycle and what their need is, we now have the ability to engage on a world-class basis with design and creative and website builds across right now 2 different enterprise platforms as well as the various BPO. So we really feel like we’re optimally set up to engage regardless of where the client’s motivation is coming in.

Operator

And our next question comes from Josh Goldberg with G2 Investment Partners.

Josh Goldberg

G2 Investment Partners Management LLC

I guess, I had 2 questions. First, one for Mike. Obviously, like you said, you’re about 6 months into the year. The bookings number, I thought, looked pretty good. Obviously, you had a little bit of a headwind in terms of the foreign exchange. It seems like Demandware, at least on their calls are talking about handing over more of their integration to a third party. And being named their partner of the year, obviously feels — must be very fulfilling. Do you just feel better now than you did at the beginning of the year? I know you didn’t read it with the guidance. But it seems like you just feel a lot more confident both in pipeline and in new order activity than you did at the beginning of the year. And I have a follow-up.

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Michael C. Willoughby

Chief Executive Officer and Director

Sure. Well — and thank you for the kudos on the Demandware award. It is — it was a very nice recognition for us to receive, especially at their conference. Their user group conference is a big deal now. And there were some 1,500 people that — clients that were there. So it’s great to have the visibility. And I think it also is certainly a vote of confidence in our capabilities from a very, very important partner. I think I do feel a lot more confident even then than I did at the first part of the year around our ability to engage on a project basis, both on the Demandware platform and even on the Oracle platform. And a lot of that comes from the capabilities that we now have, that we got from LiveAreaLabs and REV Solutions. Tom mentioned the successful transition from our Manila location to Bangalore. A part of that is really demonstrating to ourselves that we can scale that Bangalore organization up effectively. We’ve now considerably increased the headcount there, not only as a result of that migration, but also of on-boarding new technologists that are now engaged in doing projects and supporting our existing PFSweb clients. So that gives me confidence in our ability as we continue to grow, especially on the professional services side, that we’ll have the ability to continue to scale that part of the organization up and engage on those projects. So that also gives Travis, our new EVP of Sales, the confidence to go out and sign up new opportunities and to not be constrained by the platform or the size of the opportunity or really any sort of artificial constraint. Now our challenge really is to increase the velocity in our sales pipeline. We’re making investments to do that, increase the top of the funnel. And obviously, we have to continue to demonstrate that we can scale the professional services side of the organization up. I also think it points out the additional opportunity we have within our acquisition strategy to add a couple of more of those enterprise platforms. As happy as I am about being able to work on Demandware and Oracle, I know there are opportunities out there on Hybris and IBM that we’re qualified out of today. And I think as we have the opportunity to add those 2 remaining enterprise class platforms, that we’d be in a position to really not be qualified out of any opportunity that might enter our pipeline. So I appreciate you recognizing the confidence. We’re really looking to build on that as we exit the back half of the year.

Josh Goldberg

G2 Investment Partners Management LLC

Okay, and one for Tom I mean, you mentioned that the fourth quarter, obviously, more project-driven work, lower margin. And therefore, for the year, you feel that you’ll be near the higher end of the range, whereas the fourth quarter, you’ll be below 30%. Could you just give us some granularity? I mean, obviously, last year, your fourth quarter was down to 28%. I’m not sure if you think it’s going to get down to that level. But I’m just curious how you feel about the gross margin because it sounds like it’s going to be strong all year, just a seasonal fourth quarter that generally is lower.

Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

So our gross margins are somewhat dependent on the level of the technology and professional services work that we do. Some of it has a little bit more recurring nature to it and some of it is project driven. So there is some ups and downs that we’ll experience as higher or lower volumes get experience within the business. As I kind of talked about that with the — in Q1, we are obviously a little bit higher than the top end of our range. Again, the higher percentage of business that will come in Q4 on the BPO side will impact it somewhat negatively as we look at that fourth quarter performance. I think that last year’s fourth quarter was probably a reasonable way of looking at it. I think we had a similar type of situation last year, where during most of the quarters, we were at — around that 30% clip. And then in the fourth quarter, we were a little bit lower as that percentage of infrastructure services was higher of an overall piece of our revenue stream. So I think if you take a look at last year’s trend, and we would expect to see somewhat similar circumstances again this year. And again, it could vary somewhat on a quarter-by-quarter basis just because of project activity that comes into play.

Josh Goldberg

G2 Investment Partners Management LLC

And when you mentioned the U.S. Mint, you said $17 million to $20 million for the year, was it roughly a straight line this whole year, so give it $4 million to $5 million a quarter — first quarter through the fourth? Obviously, there’ll be some drops and stuff. But is that — are you at capacity now with them where you’re getting that type of revenue this quarter?

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Thomas J. Madden

Chief Financial Officer and Chief Accounting Officer

So we are at full run rate with them. We’re performing our full scope of services for them. And so again, we would expect that this year we’d be running at that full $17 million to $20 million run rate for them. The — and on a quarterly basis, the — they do have — it’s — a lot of it is dependent on the timing of their larger coin drops because that does come into play. But we usually see them with a little bit stronger quarter in the June time frame. But it’s not a big difference from where we would see it in the latter — or in other quarters of the year. So it’s relatively stable throughout the year, but has a dependence on, to the extent they move around, dates of their larger coin drops. It could be impacted by that.

Operator

[Operator Instructions] And we move next to George Sutton with Craig-Hallum.

George Frederick Sutton

Craig-Hallum Capital Group LLC, Research Division

Sorry to belabor the call. But you obviously have had tremendous success with your last 2 acquisitions. We really haven’t talked about M&A and your thoughts there. And also, given the context that Hybris and IBM would be great additional opportunities, could you talk about internal build versus M&A there? And then could you talk more broadly about your M&A pipeline?

Michael C. Willoughby

Chief Executive Officer and Director

Sure. So I kind of indicated with our previous comment that we still would feel very good about adding support for those 2 platforms you just mentioned in the U.S. through acquisition. We think it’s still the best way for us to get mature capabilities, a client portfolio, a set of partner relationships that are already in place. And that — trying to do that organically by building our sales, while possible, would likely take an extended period of time and bring an enhanced level of risk, particularly with the partners who are often looking with skepticism on a brand-new system integrator coming into their ecosystem. What we would do past — sort of finishing out the technology services area of our business here in the U.S., there’s still some optionality around that. We have in our pipeline today some opportunities that we’re evaluating in Western Europe, both on the Demandware platform and on — some of the other platforms. We think that’s still an option for us. Providing technology services in Western Europe is more complicated by the fact that clients often want to deal with providers that are in their local geography, speaking their native language. And so it may be a little bit different thesis than what we have in the U.S. around scale and relationships, but still very important to have that local presence. So we’ll evaluate, I think, our international expansion opportunities, whether we can accomplish that organically by hiring key talent in each area or whether it makes more sense to do a small acquisition in, for instance, the U.K., France or Germany. And then I would say, staying on the international theme, as we look to sort of finish the building block process of being able to onboard clients in Asia, there still is an opportunity for us to kind of finish that out with some professional services through acquisition as well. And the case there is probably even a little more compelling than in Western Europe, where having a presence, having the appropriate licenses, having the partnerships and that client portfolio probably is even a little more valuable than maybe in Western Europe. So we’ll evaluate both sides of that coin, the build and the buy. But we are still actively managing a pipeline of opportunity that would give us the option to do both depending on the circumstances.

Operator

And at this time, this concludes our question-and-answer session. I would now like to turn the conference back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby

Chief Executive Officer and Director

Thank you, Shannon. And once again, I’d like to thank everybody that attended the call today. Hopefully, as you picked up from our tone, we’re very excited with the positive developments in our business, and we look forward to speaking with all of you when we report our Q2 results in August. Thank you very much. Have a great day.

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Operator And that does conclude our conference for today. We do appreciate your participation. You may now disconnect.

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